News Release

For Immediate Release

Contact: Neil Cotiaux, 412-288-2851, cell: 412-335-9488; Neil.cotiaux@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES HIRING OF CHIEF OPERATING OFFICER

PITTSBURGH, October 7, 2009 – The Federal Home Loan Bank of Pittsburgh has announced that Winthrop Watson will be joining the Bank as Chief Operating Officer (COO) on November 18, 2009. He will be leaving his current position as Managing Director at J.P. Morgan in Hong Kong after serving the company in various capacities for 24 years.

As COO, Mr. Watson, 55, will be responsible for the Bank’s core business activities, which include loans to members (advances), the Mortgage Partnership Finance® Program, letters of credit, community investment, safekeeping and product development; balance sheet management, which includes investments, funding and hedging; operations and technology; and strategic planning.

“We are delighted to bring aboard someone with Winthrop Watson’s experience, qualifications and leadership,” said John R. Price, President and Chief Executive Officer, who will work closely with Mr. Watson in his new role. “His extensive background in the capital markets, including significant experience within the Federal Home Loan Bank System, will be an important addition to our management team.”

Since 2007, Mr. Watson has served as senior client executive for J.P. Morgan’s Asia Pacific central banks and sovereign wealth funds, head of its Asia Pacific debt capital markets, and chairman of its Asia Pacific investment banking business evaluation committee. Prior to his tenure in Hong Kong, Mr. Watson was Managing Director of J.P. Morgan in New York where he helped build the company’s investment and commercial banking franchise for U.S. government-sponsored enterprises (GSEs), including FHLBanks. His background includes several financial advisory assignments on behalf of FHLBanks, and he has testified before Congress, including the House Financial Services Subcommittee on Capital Markets and GSEs regarding the FHLBanks’ capital structure.

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FHLBank Pittsburgh Hires New COO
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Mr. Watson holds an MBA from Stanford University and a BA from the University of Virginia.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2009, it had 319 members in its district of Delaware, Pennsylvania and West Virginia and approximately $76 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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